Consent of Independent Registered Public Accounting Firm

ACM Research, Inc.
42307 Osgood Road, Suite I
Fremont, California 94539
United States
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-222702, 333-232780, 333-254150 and 333-271931) of ACM Research, Inc. of our report dated March 1, 2022 except for the effects of the common stock split discussed in Notes 1 and 2 to the consolidated financial statements, as to which the date is March 1, 2023, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/BDO China Shu Lun Pan Certified Public Accountants LLP
Shenzhen, The People’s Republic of China
February 28, 2024